SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Appian Corporation
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APPIAN CORPORATION
7950 Jones Branch Drive
Tysons, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders, or Annual Meeting, of APPIAN CORPORATION, a Delaware corporation (the “Company”). The Annual Meeting will be held on Tuesday, June 9, 2020, at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions, and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/APPN2020 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). The purpose of the Annual Meeting will be the following:
1.To elect the seven (7) nominees for director named herein to serve until the 2021 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.
2.To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.
4.To indicate, on an advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers.
5.To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 15, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting at our corporate headquarters during regular business hours. In addition, during the Annual Meeting, that list of stockholders will be available for examination by any stockholder of record at www.virtualshareholdermeeting.com/APPN2020.
By Order of the Board of Directors,
Christopher Winters
General Counsel and Secretary
Tysons, Virginia
April 28, 2020

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about April 28, 2020, we expect to mail to our stockholders of record as of April 15, 2020, a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2020 Proxy Statement and 2019 Annual Report on the Internet and will include instructions on how you can receive a paper copy of the Annual Meeting materials, including the notice of annual meeting, proxy statement, and proxy card.

Whether or not you expect to attend the virtual Annual Meeting, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: (1) over the Internet before the Annual Meeting at www.proxyvote.com and during the Annual Meeting at www.virtualshareholdermeeting.com/APPN2020, (2) by telephone by calling the toll-free number 1-800-690-6903, or (3) if you elected to receive printed proxy materials by mail, by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

APPIAN CORPORATION
7950 JONES BRANCH DRIVE, TYSONS, VIRGINIA 22102

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Appian Corporation (sometimes referred to as the “Company,” “Appian,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 28, 2020, to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Tuesday, June 9, 2020, at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/APPN2020 and entering your 16-digit control number which is included in the Notice that will be mailed to you. We recommend that you log in a few minutes before the Annual Meeting on June 9, 2020 to ensure you are logged in when the meeting starts. Online check-in will begin at 10:55 a.m. Eastern Time.
We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
Information on how to vote online during the Annual Meeting is discussed below.
Can I ask questions at the Annual Meeting?
Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments.
If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/APPN2020 and typing your question in the box in the Annual Meeting portal.
To help ensure we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.
What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page. Technical support will be available starting at 10:30 a.m. Eastern Time on June 9, 2020.
Who can vote at the Annual Meeting?
Only stockholders of record of our Class A common stock and Class B common stock at the close of business on April 15, 2020, will be entitled to vote at the Annual Meeting. On this record date, there were 34,743,497 shares of Class A common stock outstanding and entitled to vote and 32,913,836 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A and Class B common stock will vote together as a single class on all matters described in this proxy statement.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
Stockholder of Record: Shares Registered in Your Name
If on April 15, 2020 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by proxy over the Internet, by telephone, or by mail as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 15, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your shares is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
Will a list of stockholders entitled to vote at the Annual Meeting be available?
For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for purposes germane to the Annual Meeting at our corporate headquarters during regular business hours. In addition, during the Annual Meeting, that list of stockholders will be available for examination by any stockholder of record at www.virtualshareholdermeeting.com/APPN2020.

What am I voting on?
There are four matters scheduled for a vote:
•Proposal No. 1: Election of seven directors;
•Proposal No. 2: Ratification of the selection by the Audit Committee of the Board of Directors of BDO USA, LLP (“BDO”) as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020;
•Proposal No. 3: Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
•Proposal No. 4: Advisory indication of the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” any or all of the proposed nominees to the Board or you may “Withhold” your vote for any nominee you specify. Proxies cannot be voted for a greater number of persons than the nominees named in this Proxy Statement. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: “One Year,” “Two Years,” or “Three Years,” or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against,” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by proxy over the Internet, by telephone, or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting via the Internet and vote during the Annual Meeting even if you have already voted by proxy.
Vote by Internet
Before the Annual Meeting
To vote through the Internet before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. Please have your notice in hand when you access the web site and then follow the instructions. If you choose to vote through the Internet before the Annual Meeting, your vote must be received by 11:59 p.m. Eastern time on June 8, 2020, the day before the Annual Meeting, to be counted.
During the Annual Meeting
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/APPN2020 and entering your 16-digit control number which is included in the notice that will be mailed to you. Please have your notice in hand when you access the website and then follow the instructions.
Vote by Telephone

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on June 8, 2020, the day before the Annual Meeting, to be counted. Please have your notice in hand when you call.
Vote by Mail
To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Notice containing voting instructions from that organization rather than from Appian. Simply follow the voting instructions in the Notice to ensure your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from the broker, bank, or other nominee that holds your shares. Follow the instructions from that organization included with these proxy materials or contact that organization to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A common stock you own as of April 15, 2020 and ten votes for each share of Class B common stock you own as of April 15, 2020.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or through the Internet either before or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as your nominee (that is, in “street name”) and you do not instruct your broker, bank, or other nominee how to vote your shares, under stock exchange rules your broker or nominee will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker or nominee who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of BDO as independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal No. 2) is considered a routine matter. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1, 3, and 4 without your instructions but may vote your shares on Proposal No. 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director (Proposal No. 1), “For” the ratification of the appointment of BDO as independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal No. 2), “For”

the advisory approval of named executive officer compensation (Proposal No. 3), and for “One Year” as the preferred frequency of advisory votes to approve named executive officer compensation (Proposal No. 4). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a written notice that you are revoking your proxy to us at Appian Corporation, 7950 Jones Branch Drive, Tysons, Virginia 22102, Attention: Secretary.
•You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for the 2021 Annual Meeting of Stockholders?
If you are interested in submitting a proposal for potential inclusion in the proxy statement for our 2021 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal at the address noted below no later than December 29, 2020. However, if the 2020 Annual Meeting of Stockholders is held before May 10, 2021, or after July 9, 2021 then we must receive your stockholder proposal at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2021 Annual Meeting of Stockholders.
If you wish to present a proposal at the 2021 Annual Meeting of Stockholders but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice at the address noted below. We must receive this required notice by the close of business on March 11, 2021 but no sooner than the close of business on February 9, 2021. However, if our 2021 Annual Meeting of Stockholders is held before May 10, 2021 or after July 9, 2021, then we must receive the required notice of a proposal or proposed director candidate no earlier than the close of business on the one hundred twentieth day prior to the 2021 Annual Meeting of Stockholders and no later than the close of business on the later of (1) the ninetieth day prior to the 2021 Annual Meeting of Stockholders or (2) the tenth day following the date on which public disclosure was made of the date of the 2021 Annual Meeting of Stockholders.
Any proposals for the 2021 Annual Meeting of Stockholders should be sent to our headquarters: Appian Corporation, 7950 Jones Branch Drive, Tysons, Virginia 22102, Attn: Secretary.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

Proposal	Vote Required to Approve	Effect of Abstentions	Effect of Broker Non-Votes
(1) Election of Directors	Nominees receiving the most “FOR” votes.	Not applicable	No effect
(2) Ratification of Auditors
“FOR” votes from a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present or represented by proxy and entitled to vote on the proposal.
		Against	Not applicable, as brokers can vote the shares as this is considered a “routine” matter
(3) Advisory Approval of the Compensation of our Named Executive Officers
"FOR" votes from a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present or represented by proxy and entitled to vote on this proposal.
		Against	No effect
(4) Advisory Vote on the Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation	The frequency receiving the highest number of votes of the voting power the shares of our Class A common stock and Class B common stock (voting together as a single class) present or represented by proxy and entitled to vote on this proposal.	No effect	No effect

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors is comprised of seven individuals, named below, all of whom have been nominated and have agreed to stand for reelection at the Annual Meeting. Each director elected and qualified will hold office from the date of their election by the stockholders until the subsequent annual meeting of stockholders and until their successor is duly elected and has been qualified, or until such director’s earlier death, resignation, or removal.
Directors are elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Appian. Each person nominated for election has agreed to serve if elected. Our management team has no reason to believe any nominee will be unable to serve.
DIRECTOR NOMINEES
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes, or skills of each nominee that led our Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.
Our Board of Directors seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, and high-level management experience necessary to oversee and direct the Company’s business and that is committed to rigorously represent the long-term interests of the Company’s stockholders. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit personal integrity and ethics, collegiality, sound business judgment, and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board, including gender, racial and ethnic diversity, and recommended those nominees to the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes, or skills of each nominee that led the Nominating and Corporate Governance Committee and our Board of Directors to believe the nominee should continue to serve on the Board. At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the following seven persons to serve as directors for the term beginning at the Annual Meeting:

Name	Age	Principal occupation / position held with the company
Matthew Calkins	47	Chief Executive Officer, President, Founder and Chairman of the Board
Robert C. Kramer	45	General Manager, Founder and Director
A.G.W. “Jack” Biddle, III	59	Director
Prashanth “PV” Boccassam	52	Director
Michael G. Devine	67	Director
Barbara “Bobbie” Kilberg	75	Director
Michael J. Mulligan	69	Director

Matthew Calkins is a Founder of Appian and has served as our Chief Executive Officer, President, and as Chairman of our Board of Directors since August 1999. He also served as a director of MicroStrategy, Inc., a publicly held provider of enterprise software platforms, from November 2004 to April 2014. Mr. Calkins holds a B.A. in Economics from Dartmouth College. Our Board of Directors believes Mr. Calkins’ business expertise and his daily insight into corporate matters as our Chief Executive

Officer, as well as his experience as a member of the board of directors of a public company, qualify him to serve on our Board of Directors.
Robert C. Kramer is a Founder of Appian and has served as our General Manager since January 2013 and as a member of our Board of Directors since 2008. Mr. Kramer served as our Chief Financial Officer from our founding to October 2008 and as our Vice President, Technology from October 2008 to December 2012. Mr. Kramer holds a B.S. in Economics from the Wharton School of the University of Pennsylvania. Our Board of Directors believes Mr. Kramer’s business expertise and his insight into corporate matters as our General Manager qualify him to serve on our Board of Directors.
A.G.W. “Jack” Biddle, III has served as a member of our Board of Directors since 2008. Mr. Biddle has served as a General Partner of Novak Biddle Venture Partners since he co-founded the venture capital firm in 1996. Mr. Biddle serves as a director for a number of privately held companies. Mr. Biddle holds a B.A. in Economics from the University of Virginia. Our Board of Directors believes Mr. Biddle’s experience investing in technology businesses and his service on numerous private company boards qualify him to serve on our Board of Directors.
Prashanth “PV” Boccassam has served as a member of our Board of Directors since 2008. Since January 2009, Mr. Boccassam has been a General Partner at Novak Biddle Venture Partners. Since 2012, Mr. Boccassam has served as a Chief Executive Officer for several portfolio companies of Novak Biddle Venture Partners and is currently at the helm of WealthEngine. Mr. Boccassam also serves as a director for a number of privately held companies. Mr. Boccassam holds B.S. from the University of Pune in Pune, India and has executive management certificates from the Massachusetts Institute of Technology Sloan School of Management. Our Board of Directors believes Mr. Boccassam’s experience founding and investing in technology businesses and his service on numerous private company boards qualify him to serve on our Board of Directors.
Michael G. Devine has served as a member of our Board of Directors since March 2015. From 2007 until 2015, Mr. Devine owned and operated a consulting practice assisting technology-oriented portfolio companies of private equity firms. From 2008 until 2011, Mr. Devine was a member of the Board of Directors and Audit Committee of Martek Biosciences. Mr. Devine holds a B.A. from Rider University and an M.B.A. from Pennsylvania State University. Our Board of Directors believes Mr. Devine’s experience as an audit partner focused on technology companies and his experience as a Board and Audit Committee member of a public company qualify him to serve on our Board of Directors.
Barbara “Bobbie” Kilberg has served as a member of our Board of Directors since January 2017. Since September 1998, Ms. Kilberg has served as President and Chief Executive Officer of the Northern Virginia Technology Council, a membership and trade association for the technology community in Northern Virginia. Ms. Kilberg holds a B.A. in Political Science from Vassar College, an M.A. in Political Science from Columbia University, and an L.L.B. from Yale University. Our Board of Directors believes Ms. Kilberg’s experience working with technology companies at the Northern Virginia Technology Council qualifies her to serve on our Board of Directors.
Michael J. Mulligan has served as a member of our Board of Directors since 2008. Since February 2001, Mr. Mulligan has served as President of Sea Level Investment Corporation, a personal investment company. Mr. Mulligan was chairman and Chief Executive Officer of Mapquest.com prior to its acquisition by AOL in 2001. Mr. Mulligan also has held senior positions with American Express, Official Airline Guides, and Berlitz International. Mr. Mulligan holds a B.A. from Wheeling Jesuit University and an M.B.A. from Harvard University. Our Board of Directors believes Mr. Mulligan’s executive experience qualifies him to serve on our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
Because our Chief Executive Officer, Mr. Calkins, owns in excess of 50% of the voting power of our outstanding capital stock, we are eligible to elect the “controlled company” exemption to the corporate governance rules for publicly-listed companies. However, we have not elected to do so. Therefore, as a listed company, the Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure the independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment, and affiliations, including family relationships, our Board of Directors determined that Messrs. Biddle, Boccassam, Devine, and Mulligan and Ms. Kilberg, representing five of our seven directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. Messrs. Calkins and Kramer are not considered independent because they are executive officers of the Company. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
BOARD LEADERSHIP STRUCTURE
The Company’s Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Calkins. The Company believes combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman of the Board has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes combining the positions of Chief Executive Officer and Chairman of the Board provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes a combined Chief Executive Officer/Chairman of the Board is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes it is advantageous to have a Chairman of the Board possessing an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Chairman of the Board. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, the Company believes it is advantageous to combine the positions of Chief Executive Officer and Chairman of the Board at this time.
As described above under “Independence of the Board of Directors”, five of the seven directors on the Board of Directors are “independent directors.” The independent directors meet separately from the rest of the Board, including the Chief Executive Officer and Chairman of the Board, at least two times per year. The Company believes such separate meetings of the independent members of the Board of Directors help ensure the effective independent functioning of the Board in its oversight responsibilities.

ROLE OF THE BOARD IN RISK OVERSIGHT
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, cybersecurity, and reputational risks, including with respect to the recent COVID-19 pandemic. One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Board has also received regular updates from the management team on the evolving COVID-19 pandemic and is involved in strategic decisions related to the impact of COVID-19 on our business. Our Audit Committee has the responsibility to review and discuss with management and the Company’s auditors the Company’s policies on financial reporting risk management and assessment. The Audit Committee provides regular reports to the Board of Directors about material issues affecting the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, the performance or independence of the Company’s auditors, and other matters as the Audit Committee deems appropriate. Our Nominating and Corporate Governance Committee periodically reviews and assesses the effectiveness of our corporate governance guidelines. Our Compensation Committee reviews our employee compensation practices and policies, as they relate to risk management and risk-taking incentives, to determine if such compensation policies and practices are reasonably likely to have a material, adverse effect on the Company. Typically, the Board as a whole meets with the key employees responsible for risk management, including cybersecurity, at least annually. Both the Board as a whole and the various standing committees receive periodic reports from our risk management leaders, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met four times during 2019. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. Members of our Board of Directors are also invited and encouraged to attend each annual meeting of stockholders. Each member of our Board of Directors attended our 2019 Annual Meeting of Stockholders.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal, accounting, or other outside advisors, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act. As described in more detail in its charter, the principal duties and responsibilities of the Audit Committee include, among other things:
•Helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•Managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•Discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•Developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•Reviewing our policies on financial reporting risk assessment and management;
•Reviewing related party transactions;
•Obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•Approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
The Audit Committee is composed of three directors: Messrs. Biddle, Devine, and Mulligan. Mr. Devine is the chairman of the Audit Committee. The Audit Committee met eight times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at investors.appian.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Devine qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Devine’s level of knowledge and experience based on a number of factors, including his experience as an audit partner focused on technology companies and his experience as an audit committee member of a public company.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
THE AUDIT COMMITTEE
Michael G. Devine, Chair
A.G.W. “Jack” Biddle, III
Michael J. Mulligan
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is composed of three directors: Messrs. Boccassam and Mulligan and Ms. Kilberg. Mr. Mulligan is the chairman of the Compensation Committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met four times during 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at investors.appian.com.
As described in more detail in its charter, the principal duties and responsibilities of the Compensation Committee include, among other things:
•Reviewing and approving the compensation and terms of compensatory arrangements for our executive officers;
•Reviewing and recommending to our Board of Directors the compensation of our directors;
•Administering our equity incentive plans and other benefit programs;
•Reviewing, adopting, amending, or terminating and approving incentive compensation and equity plans and other benefit programs; and
•Reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Secretary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from legal, accounting, or other outside advisors or compensation consultants to assist in the evaluation of director and officer compensation. The Compensation Committee has sole responsibility for the appointment, authority to select, retain, and terminate any such consultants or advisors engaged for the purpose of advising the Committee, and such consultants or advisors will report directly to the Committee. Under the charter, the Compensation Committee may only select compensation consultants, legal counsel, or other advisors to the Committee after assessing the independence of these persons in accordance with the factors prescribed by Nasdaq; however, there is no requirement that any such adviser be independent.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee reviews and determines the compensation to be paid to the Company’s executive officers and directors. In the case of the Chief Executive Officer, the Compensation Committee reviews and approves the compensation and other terms of employment and evaluates the Chief Executive Officer’s performance in achieving corporate performance goals and objectives. The Chief Executive Officer may not be present during the voting or deliberations regarding his compensation.

For all other executive officers and senior management, the Compensation Committee reviews and approves the individual and corporate performance goals and objectives and determines and approves all elements of compensation and terms of employment of these individuals. The Chief Executive Officer may be present during these discussions but may not vote. The Compensation Committee also reviews the type and amount of compensation to be paid or award to Board members and recommends such compensation to the Board for its approval.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
THE COMPENSATION COMMITTEE
Michael J. Mulligan, Chair
Prashanth "PV" Boccassam
Barbara "Bobbie" Kilberg
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Boccassam and Mulligan and Ms. Kilberg. Mr. Mulligan is the chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at investors.appian.com.
As described in more detail in its charter, the principal duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:
•Identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•Considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•Developing and making recommendations to our Board of Directors regarding corporate governance guidelines and practices; and
•Overseeing periodic evaluations of our Board of Directors’ performance including committees of the Board of Directors.
The Nominating and Corporate Governance Committee believes candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethics, the ability to read and understand basic financial statements, and being over 21 years of age. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial, and ethnic diversity), age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Appian Corporation, 7950 Jones Branch Drive, Tysons, Virginia 22102, Attention: Secretary. The written recommendation must be received by the Nominating and Corporate Governance Committee no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of Company shares that are owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information for the proposed nominee, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may do so by sending written communications addressed to the Board or to such director c/o Appian Corporation, 7950 Jones Branch Drive, Tysons, Virginia 22102, Attn: Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party.
Each stockholder communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and hostile communications). The screening procedures have been approved by a majority of the independent directors. Communications determined by the Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Communications determined by the Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
All communications made pursuant to the Company’s Accounting and Auditing Whistleblower Policy (the “Whistleblower Policy”) that relate to accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. Complaints covered by the Whistleblower Policy may be reported directly to our General Counsel via e-mail sent to compliance@appian.com or directly to the members of the Audit Committee via e-mail sent to auditcommittee@appian.com.
CODE OF ETHICS
The Company has adopted a Code of Conduct that applies to all directors, executives, employees, and independent contractors of the Company and its subsidiaries. The Code of Conduct is available on the Company’s website at investors.appian.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.
INSIDER TRADING POLICY
We have adopted an insider trading policy that prohibits speculative or short-term trading. Specifically, no employee, director, or consultant may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our stock.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO has audited the Company’s financial statements since 2013. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of BDO. Abstentions have the same effect as an “Against” vote. Broker non-votes are not expected to result from this proposal.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and December 31, 2018, by BDO, the Company’s principal accountant:

	Year Ended December 31,
	2019	2018
Audit fees (1)	$1,763,344	$726,514
Audit-related fees (2)	23,800	23,709
Total fees	$1,787,144	$750,223
(1)“Audit fees” includes fees billed for the fiscal year shown for professional services for the audit of our annual financial statements, the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the review of quarterly financial statements included in our quarterly reports on Form 10-Q, the consents issued for our registration statements, and delivery of auditor comfort letters.
(2)“Audit-related fees” includes fees billed for professional services provided to us in connection with the annual audit of our employee benefit plan.
All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policy described below. The increase in audit fees for the year ended December 31, 2019 is primarily due to an increase in the scope of the audit related to the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, BDO. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as disclosed in this Proxy Statement under the heading “Compensation Discussion and Analysis.”
In considering their vote, we urge our stockholders to review carefully our compensation policies and decisions regarding our named executive officers in this Proxy Statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the named executive officers, who are critical to our success, and to align their interests with the long-term interests of our stockholders. Under this program, the named executive officers are rewarded for the achievement of both corporate and individual performance goals, which are intended to result in increased stockholder value.
Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative disclosure, is hereby APPROVED.”
Because the vote on this proposal is advisory, the result will not be binding on the Board, the Compensation Committee, or us. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of Proposal 3 requires the approval of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 4, stockholders may indicate whether they would prefer a non-binding advisory vote on the compensation of our named executive officers every one, two, or three years. Alternatively, stockholders may abstain from casting a vote.
After careful consideration of the benefits and consequences of each alternative, the Board recommends the advisory vote on the compensation of our named executive officers be submitted to stockholders each year.
The Board believes an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies, and practices.
While the Board believes its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the compensation of our named executive officers should be held every year, every other year, or every three years. The option among those choices that receives the highest number of votes from the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present or represented by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.
The Board and the Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide it is in the best interests of us and our stockholders to hold an advisory vote on executive compensation more or less frequently than the alternative that has been selected by our stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” FOR PROPOSAL 4.

EXECUTIVE OFFICERS
The following table sets forth our executive officers and their respective ages and positions with us as of the record date:

Name	Age	Position held within the company
Matthew Calkins	47	Chief Executive Officer, President, Founder and Chairman of the Board
Robert C. Kramer	45	General Manager, Founder and Director
Mark Lynch	57	Chief Financial Officer
David Mitchell	55	Senior Vice President, Worldwide Sales
Christopher Winters	47	General Counsel

Messrs. Calkins and Kramer are members of our Board of Directors and their biographies are set forth above under “Proposal No. 1.”
Mark Lynch has served as our Chief Financial Officer since October 2008. Mr. Lynch holds a B.S. in Accounting from Pennsylvania State University and an M.B.A. in Finance from George Washington University.
David Mitchell has served as our Senior Vice President, Worldwide Sales since January 2019. Prior to that, he served as our Vice President, Sales Strategy, from February 2018 to January 2019. Prior to joining Appian, Mr. Mitchell served as President and Chief Operating Officer of VersionOne, an application lifecycle management software company, from May 2015 to February 2017. From April 2013 to February 2015, he was Operating Partner at Francisco Partners. Mr. Mitchell attended Virginia Polytechnic Institute and State University.
Christopher Winters has served as our General Counsel since September 2015 and our corporate Secretary since November 2015. From June 2013 to August 2015, Mr. Winters was General Counsel at Applied Predictive Technologies, Inc., a software-as-a-service company focused on predictive analytics. From January 2008 to May 2013, Mr. Winters held positions in the legal department of CoStar Group Inc., a provider of commercial real estate information, analytics, and online marketplaces. Mr. Winters holds a B.A in History from Northern Illinois University and a J.D. from Harvard University.
Family Relationships
There are no family relationships among any of our executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2020, for:
•Each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;
•Each of our named executive officers;
•Each of our directors; and
•All of our executive officers and directors as a group.
The percentage ownership information shown in the table is based upon a total of 67,644,087 shares of Class A common stock outstanding as of March 31, 2020, assuming the conversion of 32,913,836 shares of Class B common stock into 32,913,836 shares of Class A common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2020, which is 60 days after March 31, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. The number of shares in the table below beneficially owned by each person or entity reflects all shares of Class A and Class B common stock held by such person or entity as of March 31, 2020. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Appian Corporation, 7950 Jones Branch Drive, Tysons, Virginia 22102.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Entities affiliated with Abdiel Capital Management, LLC(1)	7,425,054	11.0
Bailie Gifford and Company(2)	3,578,540	5.3
Named Executive Officers and Directors:
Matthew Calkins(3)	29,285,003	42.5
Mark Lynch(4)	59,440	*
Robert C. Kramer(5)	2,551,638	3.8
David Mitchell(6)	25,646	*
Christopher Winters(7)	85,840	*
A.G.W. “Jack” Biddle, III(8)	256,649	*
Prashanth “PV” Boccassam(9)	97,899	*
Michael G. Devine(10)	48,458	*
Barbara “Bobbie” Kilberg(11)	40,178	*
Michael J. Mulligan(12)	43,187	*
All current directors and executive officers as a group (10 persons)	32,493,938	46.8
* Represents beneficial ownership of less than 1%.

(1)Consists of 7,208,168 shares of Class A common stock held by Abdiel Qualified Master Fund, LP ("AQMF"), and 216,886 shares of Class A common stock held by Abdiel Capital, LP ("ACLP"). This information has been obtained from a Schedule 13D/A filed on September 9, 2019, by Abdiel Capital Management, LLC, AQMF, ACLP, Abdiel Capital Advisors, LP and Colin T. Moran. Abdiel Capital Management, LLC is the general partner of AQMF and ACLP, and Abdiel Capital Advisors, LP serves as the investment manager of AQMF and ACLP. Colin T. Moran is the managing member of Abdiel Capital Management, LLC and Abdiel Capital Partners, LLC, which is the general partner of Abdiel Capital Advisors, LP. By virtue of the foregoing relationships, each of the reporting persons may be deemed to beneficially own the securities held by AQMF and ACLP. The principal business address of these persons and entities is 90 Park Avenue, 29th Floor, New York, New York 10016.
(2)Consists of 3,578,540 shares of Class A common stock held by Baillie Gifford & Co, a Scottish partnership, and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. This information has been obtained from a Schedule 13G filed on January 7, 2020 by Baillie Gifford & Co. The principal business address of Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(3)Consists of (i) 6,941,070 shares of Class B common stock held by Wallingford, LLC, for which Mr. Calkins serves as the managing member, (ii) 20,899,710 shares of Class B common stock held by Calkins Family LLC, for which Mr. Calkins serves as the managing member, and (iii) 1,444,223 shares of Class B common stock issuable upon the exercise of options. Wallingford, LLC and Calkins Family LLC have pledged 1,500,000 shares of Class B common stock and 1,600,000 shares of Class B common stock, respectively, as security for loans.
(4)Consists of 5,400 shares of Class A common stock held directly by Mr. Lynch and 54,040 shares of Class B common stock issuable upon the exercise of options.
(5)Consists of 32,391 shares of Class A common stock held by Mr. Kramer directly, 2,448,598 shares of Class B common stock held by The Robert C. Kramer Revocable Trust, for which Mr. Kramer serves as sole trustee and beneficiary, and 70,649 shares of Class B common stock issuable upon the exercise of options.
(6)Consists of 15,646 shares of Class A common stock held directly by Mr. Mitchell and 10,000 restricted stock units ("RSUs") vesting within 60 days of March 31, 2020.
(7)Consists of 25,800 shares of Class A common stock held directly by Mr. Winters and 60,040 shares of Class B common stock issuable upon the exercise of options.
(8)Consists of 7,398 shares of Class A common stock held directly by Mr. Biddle, 181,814 shares of Class A common stock held by Jack Biddle, Inc., for which Mr. Biddle is the president, and 22,479 shares of Class A common stock held by each of Southgate Partner I, Southgate Partner II, and Southgate Partner III, for which entities Mr. Biddle serves as the trustee.
(9)Consists of 97,370 shares of Class A common stock and 529 shares of Class B common stock held directly by Mr. Boccassam.
(10)Consists of 8,458 shares of Class A common stock held directly by Mr. Devine and 40,000 shares of Class B common stock issuable upon the exercise of options.
(11)Consists of 4,178 shares held by William & Barbara Kilberg Trustees of the William Kilberg Trust DTD 07/01/98 and Barbara & William Kilberg Trustees of the Barbara Kilberg Trust DTD 07/01/98, Tenants in Common, which are pledged as security for a line of credit, and 36,000 shares of Class B common stock issuable upon the exercise of options.
(12)Consists of 39,060 shares of Class A common stock held directly by Mr. Mulligan and 3,070 shares of Class A common stock and 1,057 shares of Class B common stock held by Sea Level Investments, of which Mr. Mulligan is the president.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our Class A common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with, except for one Form 4 filing for an option exercise by Mr. Kramer that was filed one day late on December 30, 2019, due to an administrative error.

EXECUTIVE AND DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
We became a public company in May 2017, and we have filed our proxy statements since that time under the limited executive compensation disclosure requirements generally available to emerging growth companies. As of December 31, 2019, we no longer qualified to be an emerging growth company and, therefore, this year’s Proxy Statement includes additional detail regarding executive compensation that was previously not required, including (1) the following Compensation Discussion and Analysis, (2) additional compensation tables that provide disclosure on “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested” and “Potential Payments upon Termination or Change in Control,” (3) an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement, and (4) an advisory vote on the preferred frequency of future advisory stockholder votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement. We are not required to include the pay-ratio disclosure of CEO pay to median employee pay until next year’s proxy statement.
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
The following Compensation Discussion and Analysis is a discussion of certain aspects of our compensation programs and practices as they relate to our principal executive officer, principal financial officer, and three other most highly compensated executive officers as of December 31, 2019, whom we refer to below collectively as our “named executive officers” or “NEOs”. Set forth below is also a description of the philosophy and objectives underlying our executive compensation policies, the most important executive compensation decisions during 2019, and an analysis of these policies and decisions.
Our named executive officers for 2019 are:

Name	Title
Matthew Calkins	Chief Executive Officer, President, Founder and Chairman of the Board
Mark Lynch	Chief Financial Officer
Robert C. Kramer	General Manager, Founder and Director
David Mitchell	Senior Vice President, Worldwide Sales
Christopher Winters	General Counsel & Secretary
Executive Summary
Our Company
We provide a low code automation platform that accelerates the creation of high-impact business applications, enabling our customers to automate important aspects of their business. Global organizations use our applications to improve customer experience, achieve operational excellence, and simplify global risk management and compliance.
We sell our software almost exclusively through subscriptions. As of December 31, 2019, we had 533 customers in a wide variety of industries, of which 427 customers were commercial and 106 customers were government or non-commercial entities.

Business Highlights
For our fiscal year ended December 31, 2019, we experienced strong revenue growth and significantly improved business results that provide context for our stockholders reviewing our executive compensation program. Our fiscal 2019 highlights, under ASC Topic 605, Revenue Recognition, include the following:
•Total revenue was $266.3 million.
•Subscription revenue was $155.1 million, an increase of 34% over 2018.
•Subscription revenue retention rate was 116% as of December 31, 2019.
•GAAP operating loss was $49.1 million in 2019 compared to a loss of $46.7 million in 2018.
•Non-GAAP operating loss* was $32.7 million in 2019 compared to a loss of $30.7 million in 2018.
•Total number of subscription customers at December 31, 2019 was 487, an increase of 29% year-over-year.
*Non-GAAP operating loss is a non-GAAP financial measure, which represents GAAP operating loss, excluding stock-based compensation expense. A reconciliation from GAAP operating loss to non-GAAP operating loss is set forth on Appendix A to this Proxy Statement.
Executive Compensation Philosophy and Practices
Philosophy and Objectives
Our compensation philosophy is driven by our objective to attract and retain outstanding individuals across the Company. We seek to reward those who take on additional responsibility, are innovative, and are making an exceptional impact on the Company’s business, employees, customers, partners, or culture. These principles and people are the pillars of our organization. Our objective is to signal to these individuals they have a future with the Company and are valued.
Our executive compensation program fits within this philosophy and aims to achieve these objectives. In addition, we also believe as a public company, certain elements of our executive compensation programs should align employee interests with those of the stockholders.
Practices and Policies
The Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term, and long-term incentive compensation as well as cash and non-cash compensation that it believes are appropriate to achieve the goals of our executive compensation program and our corporate objectives. We do not have formal policies for allocating compensation among base salary, annual performance bonuses, and equity awards or among cash and non-cash compensation. Furthermore, we do not have formal practices regarding grants of equity awards to our NEOs. Except with respect to his own compensation, our Chairman and CEO Matt Calkins advises the Compensation Committee with respect to the compensation of our NEOs.

The following is a summary of our guiding principles and practices with respect to executive compensation:

What We Do	What We Don't Do
✓ Conduct annual executive compensation review	✗ No "single trigger" change in control payments
✓ Place a significant amount of targeted compensation at risk (e.g., 96% for CEO)	✗ No stock option repricing
✓ Multi-year vesting requirements for equity awards	✗ No automatic acceleration of vesting under equity plans
✓ Tie performance bonus opportunities to corporate objectives	✗ No executive retirement plans
✓ Design our compensation programs to discourage excessive risk-taking	✗ No special welfare or health benefits
✗ No guaranteed salary increases or bonuses
✗ No significant perquisites
✗ No Section 280G tax gross-ups
Elements of Executive Compensation
Our compensation program generally consists of, and is intended to strike a balance among, three principal elements for each NEO: base salary, short-term cash incentive payments, and stock-based compensation for Mr. Calkins, Mr. Kramer, Mr. Lynch and Mr. Winters, and base salary, sales commissions, and stock-based compensation for Mr. Mitchell. Set forth below is a description of these elements, their principal features, and why we pay them.
Base Salary
Base salary is one component of each NEO’s cash compensation. We establish base salary after considering a number of factors, including the scope of each NEO’s responsibilities, the performance of the NEO, and current economic and competitive market conditions. Base salaries are used to attract, motivate, and retain outstanding employees with a set amount and consistent payments. Base salaries for our NEOs are reviewed annually by the Compensation Committee and at the time of a promotion or other changes in responsibility of a NEO and may be adjusted after considering the above factors.
Short-Term Cash Incentive Payments
Each NEO, other than Mr. Mitchell, who participates in our Sales Commission Program, is entitled to participate in the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), a performance-based target incentive payment program. Under the Bonus Plan, the NEO is eligible to receive a cash incentive payment based on the attainment of one or more corporate performance goals approved by the Board. The target amount for each NEO is determined by the Compensation Committee each year, generally at the beginning of such year. The Bonus Plan is intended to provide an incentive for superior work and to motivate eligible executives toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to attract and retain highly qualified executives.
Sales Commission Plan
We establish sales commission plans to encourage and reward contributions to our long-term revenue growth for our sales employees. As the Senior Vice President, Worldwide Sales, Mr. Mitchell is eligible to receive compensation under our sales commission plan. Sales commission plans are set for each calendar year, and Mr. Mitchell is eligible to earn commissions based on the results of the worldwide sales team. The revenue targets are determined by our Board of Directors in consultation with our CEO and CFO.

Stock-Based Compensation.
Another component of an NEO’s total compensation is stock-based compensation, in order to closely tie total compensation to long-term shareholder value. Accordingly, NEOs receive stock-based awards at the time of hire and are also eligible for stock-based awards on a periodic basis. Because our compensation program is designed to reward long-term performance and operate over a period of years, NEOs may not necessarily receive stock-based awards every year. Annual total compensation as reported in the Summary Compensation Table below includes the entire fair value as of the grant date of a stock award granted in that year, without regard to the fact the grant vests over a number of years, and as such, a named executive officer’s total compensation as reported will be higher in years in which he received a grant compared to years in which he did not receive a grant.
How We Determine Executive Compensation
Role of our Compensation Committee
The Compensation Committee reviews each NEO’s compensation at least once a year and makes a final determination regarding any adjustments to the current compensation structure and levels after considering a number of factors. The Compensation Committee generally considers the scope of an officer’s responsibilities and performance, as well as the Company’s performance and current market conditions. The Compensation Committee also considers recommendations made by our CEO with regard to equity grants to the other NEOs based on the performance of each NEO over the past year. We do not use a peer group or consider competitive market pay data at this time and have no present intention to consider peer group compensation in the near term. We may change this practice in the future.
Role of Compensation Committee Consultants
Under its charter, the Compensation Committee has the authority to select, retain, and terminate compensation consultants. The Compensation Committee did not retain any compensation consultants in 2019 and has not retained one for 2020 at this time.
Role of Chief Executive Officer
Our CEO makes recommendations to the Compensation Committee regarding the setting of performance objectives for the Company. The CEO may also set specific goals for particular departments of the Company such as our Professional Services organization. Each NEO is required to operate his function with the purposes of meeting the overall performance objectives of the Company and to maximize the productivity of his own functional area of responsibility. While our Compensation Committee solicits the recommendations of our Chief Executive Officer, the Compensation Committee uses these recommendations as only one factor in making compensation decisions. No NEO participates in portions of any meetings during which decisions are made regarding his own compensation. The final salary adjustments and incentive awards to NEOs are approved solely by the Compensation Committee.
Say-on-Pay
We have not been required to hold an advisory “say-on-pay” vote on executive compensation until this year for reasons noted above. We take the views of our stockholders seriously and will carefully consider the results of this year’s say-on-pay vote as well as the results of the vote as to the frequency of the “say-on-pay” vote.
2019 Executive Compensation Program
Base Salary
In February 2019, the Compensation Committee reviewed the base salaries of the NEOs (other than Mr. Mitchell, who became an executive officer in January 2019), which had not been changed since the Company’s IPO in 2017, and determined it would be appropriate to increase their base salary levels effective March 1, 2019, to the following: $500,000 for Mr. Calkins, $300,000 for Mr. Kramer, $400,000 for Mr. Lynch, and $350,000 for Mr. Winters. The Compensation Committee considered the performance of the Company and the contributions of each officer to the success of the Company since the IPO and determined these increases were appropriate and warranted. Mr. Mitchell’s base salary was set at $350,000 for 2019.
The following table is a summary of each NEO's base salary for fiscal years 2019 and 2018:

Name	2019 Base Salary	2018 Base Salary
Matthew Calkins	$500,000	$400,000
Robert Kramer	$300,000	$250,000
Mark Lynch	$400,000	$265,000
David Mitchell	$350,000	$350,000
Christopher Winters	$350,000	$285,000
Senior Executive Cash Incentive Bonus Plan
For 2019, the Compensation Committee set corporate performance goals under the Bonus Plan that were based on the following objective criteria: a minimum level of subscription revenue (“Subscription Revenue”) and net new subscription customers (“Net New Subscription Customers”) for the year. The minimum levels were set with a goal of having Appian achieve superior revenue and customer growth rates in 2019 as well as to create the basis for growth in future periods through the acquisition of new customers. Generally, the minimum levels are set such that the relative difficulty of achieving the minimum levels is consistent from year to year.
The amount each NEO was eligible for under the Bonus Plan for 2019 was based on the following:

NEO	Subscription Revenue ("SR")	Net New Subscription Customers ("NNSC")
Matthew Calkins	0.46875% of 2019 SR above revenue minimum	$4,411.76 for each NNSC in excess of the NNSC minimum
Robert Kramer	0.078125% of 2019 SR above revenue minimum	$735.29 for each NNSC in excess of the NNSC minimum
Mark Lynch	0.078125% of 2019 SR above revenue minimum	$735.29 for each NNSC in excess of the NNSC minimum
Christopher Winters	0.078125% of 2019 SR above revenue minimum	$735.29 for each for each NNSC in excess of the NNSC minimum
The corporate performance goals for 2019 were calculated following the end of the year in accordance with the Company’s financial statements and disclosures. Each NEO earned the following amounts under the Bonus Plan for 2019: $127,500 for Mr. Calkins and $21,250 for each of Messrs. Kramer, Lynch, and Winters.
Sales Commission Plan
Under our sales commission plan for 2019, Mr. Mitchell received commissions of $169,202.
Long-Term Equity Incentive Compensation
Equity awards are granted under our 2017 Equity Incentive Plan (the “2017 Plan”), which was adopted by our Board and approved by our stockholders in 2017. The Compensation Committee evaluated and approved equity awards under the 2017 Plan for Messrs. Calkins, Lynch, and Winters in 2019 after evaluating the total annual compensation of each NEO, past equity grants, and each NEO’s current responsibilities and performance. For Mr. Lynch and Mr. Winters, the Compensation Committee also took into account the recommendations of our CEO and the other factors described previously.

For Mr. Calkins, the Compensation Committee considered its goal of increasing value for our stockholders as well as Mr. Calkins’ successful achievement of the Company valuation conditions related to a 2016 option grant, in designing an option that would only vest if the price per share of the Company’s Class A common stock closes at or above 2.5 times the trailing 45-day average closing price of the Company’s Class A common stock prior to the date of grant (the “Vesting Price Threshold”) during every business day of a 90-calendar day period or if the Company engages in a Corporate Transaction (as defined in the 2017 Plan) in which the Company’s Class A common stock is valued at or above the Vesting Price Threshold. In connection with the option grant, Mr. Calkins sent a letter to the Company’s Board of Directors stating he intends to donate 100% of the income from any sales of shares acquired upon exercise of the option to a charitable organization or charitable foundation. See “Grants of Plan-Based Awards in 2019” for additional details of these awards.
Other Features of Our Executive Compensation Program
Employment Agreements
Other than Mr. Lynch and Mr. Winters, our NEOs enter into the same standard employment agreement that all of our employees agree to when commencing employment with Appian. The terms of the standard employment agreement state the employee is an “at-will” employee and includes provisions regarding non-competition, confidential information, and intellectual property. There are no provisions for additional payments upon termination or change-of-control of the Company.
We previously entered into employment agreements with Mr. Lynch and Mr. Winters that include additional provisions to our standard employment agreement described above. The agreements for Mr. Lynch and Mr. Winters provide for a severance payment of base salary for a period of six months, the vesting of unvested equity, and the payment of continued employment benefits for six months as discussed in additional detail below.
We did not amend any of the employment agreements in 2019.
Section 401(k) Plan, Health and Other Benefits
We offer certain retirement, health, and other benefits to all employees. Our NEOs are eligible to participate in these benefit plans on the same basis as all other employees.
We provide a 401(k) Retirement Savings Plan (the “401(k) Plan”) to eligible U.S. employees that is intended to qualify under Section 401(k) of the Code as a defined contribution retirement plan. The 401(k) Plan allows participants to make elective deferrals of a portion of their income as a contribution to a Section 401(k) profit sharing plan. Under the 401(k) Plan, the Company may, but is not required to, make matching contributions. For 2019, the Company made semi-monthly matching contributions of $1.00 per $1.00 of the employee’s contribution for such pay period, up to a maximum of 4% of the employee’s gross compensation for such pay period.
Our health and benefit plans include medical, dental, vision, disability, life, long and short-term disability insurance, and flexible spending accounts. All employees also receive flexible leave with no set maximum number of vacation days and a medical leave program that allows employees to take sick leave when they need it, up to 10 consecutive business days.
Perquisites and Other Personal Benefits
We do not believe it is appropriate at this time to provide special perquisites and benefits and thus our NEOs do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees.
Tax and Accounting Considerations
Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees. Compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code has generally been exempt from this limitation. However, in connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
As a newly public company, we may benefit from a transition rule under Section 162(m) such that the deduction limit generally does not apply to compensation paid pursuant to plans and arrangements that were in effect at the time of our IPO, subject to certain exceptions. Because of uncertainties as to the application and interpretation of Section 162(m) and the proposed regulations recently issued thereunder, no assurance can be given that any compensation paid by us will be deductible. We will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. While we are mindful of the benefit of tax deductibility of compensation, we also value the flexibility of compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, we may approve compensation that may not be fully deductible.
Accounting
Under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), the company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Other Compensation Policies and Practices
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
We maintain an insider trading policy that prohibits employees, directors, and consultants from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our stock. We do not have any stock ownership requirements in place for our NEOs or prohibitions on pledging our stock.
We generally grant RSUs to newly hired employees shortly after the employee’s start date and subject to prior approval of the Compensation Committee. All employees are eligible for merit-based equity grants periodically throughout the year, subject to the approval of the Compensation Committee. We do not time the granting of equity awards to coordinate with the release of material non-public information.
Compensation Risk Assessment
As part of its review of the compensation paid to our employees, including our NEOs, the Compensation Committee considers any risks arising from the design and elements of our compensation policies and practices. We have determined the mix and design of the elements of executive compensation do not encourage management to assume excessive risks and any potential risks are not reasonably likely to have a material adverse effect on our Company as a whole.
SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended 2019, 2018, and 2017 compensation awarded to, paid to, or earned by the Company’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers (the “Named Executive Officers”) as of December 31, 2019, in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Matthew Calkins,(5) Chief Executive Officer	2019	483,333	—	9,497,647	127,500	11,592	10,120,072
	2018	400,000	—	—	122,250	8,000	530,250
	2017	400,000	—	505	210,842	—	611,347
Mark Lynch,(6) Chief Financial Officer	2019	377,500	1,002,527	—	21,250	9,135(7)	1,410,412
Robert Kramer,(5) General Manager	2019	291,667	—	—	21,250	11,007(7)	323,894
	2018	250,000	2,564,419	—	24,450	10,509	2,849,378
David Mitchell,(6) Senior Vice President, Worldwide Sales	2019	519,202(8)	—	—	—	35	519,237
Christopher Winters, General Counsel	2019	339,167	501,264	—	21,250	11,393(7)	873,074
	2018	285,000	—	—	24,450	11,275	320,725
	2017	285,000	1,113,500	505	42,168	9,000	1,450,173

(1)This column reflects the full grant date fair value of RSUs granted during the year measured pursuant to ASC 718, the basis for computing stock-based compensation in our consolidated financial statements. For the RSU awards, the grant date fair value is calculated using the closing price of our Class A common stock on the date of grant. See Note 7 to our Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the value determination of the RSU awards. There is no assurance the grant date fair values will ever be realized by any Named Executive Officer. See the “Outstanding Equity Awards at December 31, 2019” table below for information on RSU awards granted to our Named Executive Officers that remained outstanding as of December 31, 2019.
(2)This column reflects the full grant date fair value of options granted during the year measured pursuant to ASC 718. In accordance with Accounting Standards Update 2016-09, we account for forfeitures as they occur rather than estimate expected forfeitures. For stock options, we calculate the grant date fair value using the Black-Scholes model using the assumptions described in Note 7 to our Annual Report on Form 10-K for the year ended December 31, 2019. There is no assurance the grant date fair values will ever be realized by any Named Executive Officer. See the “Outstanding Equity Awards at December 31, 2019” table below for information on stock option awards granted to our Named Executive Officers that remained outstanding as of December 31, 2019.
(3)Totals for 2019 represent amounts earned by our NEOs during 2019 pursuant to our Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”) but paid in 2020. Totals for 2018 represent amounts earned by our NEOs during 2018 pursuant to the Bonus Plan but paid in 2019. Totals for 2017 represent amounts earned by our NEOs during 2017 pursuant to the Bonus Plan but paid in 2018.
(4)The amounts reported in this column include matching contributions to our 401(k) savings plan or Roth IRA and life insurance premiums, which we provide to all eligible employees. See “Compensation Discussion and Analysis – Other Features of Our Executive Compensation Program.”
(5)Mr. Calkins and Mr. Kramer are members of our Board of Directors but do not receive any additional compensation in their capacity as directors.
(6)Because Mr. Lynch and Mr. Mitchell were not Named Executive Officers in 2018 or 2017, and Mr. Kramer was not a Named Executive Officer in 2017, SEC rules do not require their compensation for those years to be reported.
(7)Includes $500 for gross-up payments in respect of taxes for health savings account contributions, which is available to all employees.
(8)Includes commissions of $169,202 earned for 2019.

GRANTS OF PLAN-BASED AWARDS IN 2019
The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2019. There are no threshold, target, or maximum amounts set under the Bonus Plan for fiscal 2019. The dollar value of the actual payments for these awards are included in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" above. For more information about our Bonus Plan, see "Compensation Discussion and Analysis - 2019 Executive Compensation Program - Senior Executive Cash Incentive Bonus Plan."

Name	Grant Date	All Other Stock Awards: Number of RSUs(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Matthew Calkins	5/23/2019	—	700,000(2)	$33.98(3)	9,497,647
Mark Lynch	10/29/2019	22,610	—	—	1,002,527
Robert Kramer	—	—	—	—	—
David Mitchell	—	—	—	—	—
Christopher Winters	10/29/2019	11,305	—	—	501,264

(1)The RSU awards were granted pursuant to our 2017 Plan. Each RSU represents a contingent right to receive one share of our Class A Common Stock (or its cash equivalent, at our discretion). The RSUs vest in five (5) equal installments commencing on the one-year anniversary of November 5, 2019, provided the NEO has provided continuous service to us through the vesting date.
(2)The option will vest and become exercisable upon the occurrence of (a) the price per share of our Class A common stock closing at or above 2.5 times the trailing 45-day average closing price of our Class A common stock prior to the date of grant (the “Vesting Price Threshold”) during every business day of a 90-calendar day period or (b) a change of control in which our Class A common stock is valued at or above the Vesting Price Threshold. The option expires on May 23, 2024.
(3)Equal to the closing price per share of our Class A common stock as reported on The Nasdaq Global Market on the date of grant.
(4)See Footnotes 1 and 2 to the “Summary Compensation Table,” above, as applicable.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
The following table shows for the fiscal year ended December 31, 2019, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers. The market value of the Stock Awards represents the market value of the shares of Class A common stock underlying the RSUs as of December 31, 2019, based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market of $38.21 on such date.

	Option Awards(1)					Stock Awards (RSUs)(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price(4) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Matthew Calkins	7/20/2016 4/25/2017 5/23/2019	1,444,183 40 –	– 60(6) 700,000(7)	$9.46 $12.00 $33.98	7/20/2026 4/25/2027 5/23/2024	– – –	– – –
Mark Lynch	1/7/2015 7/20/2016 4/25/2017	– 50,000 40	4,000(8) 60,000(9) 60(6)	$4.11 $9.46 $12.00	1/7/2025 7/20/2026 4/25/2027	22,610(10) 30,000(11) 304(12)	863,928 1,146,300 11,616
Robert Kramer	1/27/2012 4/8/2016 4/25/2017	63,609 7,000 40	– 14,000(13) 60(6)	$1.16 $7.50 $12.00	1/27/2022 4/8/2026 4/25/2027	30,000(11) – –	1,146,300 – –
David Mitchell	– –	– –	– –	– –	– –	24,917(14) 40,000(15)	952,155 1,528,400
Christopher Winters	11/17/2015 4/25/2017	60,000 40	28,000(16) 60(6)	$7.03 $12.00	11/17/2025 4/25/2027	30,000(11) 11,305(10)	1,146,300 431,964

(1)All of the option awards and RSU awards listed in this table and granted before our 2017 Plan became effective on May 24, 2017 were granted under the 2007 Plan; all other option awards and RSU awards listed in this table were granted under the 2017 Plan.
(2)The shares of Class B common stock reflected in this column are vested and exercisable.
(3)The shares of Class B common stock reflected in this column had not satisfied the option vesting requirements as of December 31, 2019.
(4)All of the option awards listed in the table were granted with a per share exercise price equal to or above the fair market value of our common stock on the date of the grant as determined in good faith by our Board of Directors.
(5)The shares of Class B common stock reflected in this column had not satisfied the RSU vesting requirements as of December 31, 2019.
(6)One-third of the options vested on April 25, 2020, and one-third of the options vest on each of April 25, 2021 and April 25, 2022, subject to the recipient’s continued service through each vesting date.
(7)See Footnote 3 to the “Grants of Plan-Based Awards in 2019” above for the vesting schedule.
(8)These options vested on January 7, 2020.
(9)One-half of the options vest on each of July 20, 2020 and July 20, 2021, subject to the recipient’s continued service through each vesting date.
(10)The RSUs were granted on October 29, 2019, and vest in five equal annual installments on each of November 5, 2020, November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024, subject to the recipient’s continued service through each vesting date.
(11)The RSUs were granted on October 25, 2017, and vest in three equal annual installments on each of November 5, 2020, November 5, 2021, and November 5, 2022, subject to the recipient’s continued service through each vesting date.
(12)The RSUs were granted on October 19, 2018, and vest in four equal annual installments on each of November 5, 2020, November 5, 2021, November 5, 2022, and November 5, 2023, subject to the recipient’s continued service through each vesting date.
(13)One-half of the options vested on April 8, 2020, and the remaining one-half vest on April 8, 2021, subject to the recipient’s continued service through each vesting date.
(14)The RSUs were granted on July 30, 2018, and vest in four equal annual installments on each of August 5, 2020, August 5, 2021, August 5, 2022, and August 5, 2023, subject to the recipient’s continued service through each vesting date.
(15)The RSUs were granted on February 5, 2018. One-fourth of the RSUs vested on March 5, 2020, and one-fourth of the RSUs vest on each of March 5, 2021, March 5, 2022, and March 5, 2023, subject to the recipient’s continued service through each vesting date.
(16)All of the options vest on November 17, 2020, subject to the recipient’s continued service through each vesting date.

OPTION EXERCISES AND STOCK VESTED IN 2019
The following table presents, for each of the Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during the fiscal year ended December 31, 2019 and the aggregate value realized on the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards (RSUs)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1), (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1),(3) ($)
Matthew Calkins	–	–	–	–
Mark Lynch	76,000	1,249,149	10,000	422,700
Robert Kramer	32,391 –	1,200,087 –	85,310 10,000	3,066,041 422,700
David Mitchell	– –	– –	10,000 6,229	359,000 248,039
Christopher Winters	12,000 40,000	427,920 680,877	10,000 –	422,700 –

(1)These values assume the fair market value of the Class B common stock underlying certain of the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.
(2)The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.
(3)The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above) on the date of settlement.

EMPLOYMENT AGREEMENTS
Each of our NEOs, other than Mr. Lynch and Mr. Winters, is employed under our standard employment agreement available to all employees. Our standard employment agreement does not provide for any payments at, following, or in connection with the resignation, severance, retirement, or other termination (including constructive termination) of the employee, a change in his responsibilities, or a change in control of the Company. Each of our NEOs is an at-will employee. Regardless of the manner in which an NEO’s service terminates, the NEO is entitled to receive amounts earned during his term of service, including salary.
Mark Lynch. Pursuant to his employment agreement and as defined below, if Mr. Lynch’s employment with us is terminated by us without cause or if Mr. Lynch resigns his employment with us for Good Reason, in each case within 30 days prior to or one year following a Change in Control of our company, Mr. Lynch is entitled to receive: (i) six months of salary, (ii) full acceleration of vesting with respect to all then-unvested equity awards granted to Mr. Lynch pursuant to our equity incentive plans, and (iii) payment of premiums for continued health benefits under COBRA for up to six months. Mr. Lynch’s severance payments and benefits are conditioned on his complying with the post-termination obligations set forth in his employment agreement and signing a general release of claims in our favor.
Christopher Winters. Pursuant to his employment agreement and as defined below, if Mr. Winters’ employment with us is terminated by us without cause or if Mr. Winters resigns his employment with us for Good Reason, in each case within 30 days prior to or one year following a Change in Control of our company, Mr. Winters is entitled to receive (i) six months of salary, (ii) full acceleration of vesting with respect to all then-unvested equity awards granted to Mr. Winters pursuant to our equity incentive plans, and (iii) payment of premiums for continued health benefits under COBRA for up to six months. Mr. Winters’ severance payments and benefits are conditioned on his complying with his post-termination obligations set forth in his employment agreement and signing a general release of claims in our favor.

“Change in Control” means the occurrence of (i) a change of ownership constituting more than 50% of the total voting power of Company stock (other than Mr. Calkins); (ii) a change in the effective control of the Company by replacement of a majority of the Board members during any twelve month period, which replacement is not endorsed by a majority of members of the Board or by vote of Mr. Calkins; or (iii) a change in ownership of a substantial portion of the Company’s assets, subject to certain limitations as set forth in each employment agreement.
“Good Reason” means (i) a material diminution in base compensation or target bonus; (ii) a material diminution in authority, duties, or responsibilities; (iii) a requirement to report to a corporate officer or Company employee other than the CEO; (iv) a material diminution in the employee’s budget; (v) a material change in the geographic location at which the employee must perform services; or (vi) any action or inaction that constitutes a material breach of the agreement by the Company, subject to certain limitations as set forth in each employment agreement.
EQUITY PLAN TERMS
Each of our NEOs holds equity awards under the terms of the 2017 Equity Incentive Plan and, for those awards granted prior to our IPO, the 2007 Stock Option Plan (the “2007 Plan”). The 2017 Equity Incentive Plan and 2007 Plan do not include provisions for automatic acceleration of vesting upon a change of control of us or other significant corporate transactions. Under the 2017 Equity Incentive Plan, the portion of the RSU award that has not vested will be forfeited upon termination of the participant’s employment with us. Under the 2007 Plan, if a participant is terminated for cause, any unexercised and exercisable options may not be exercised after termination. If the participant is terminated because of the death of the participant, the participant’s legal representative may exercise any unexercised and exercisable options for a period of one year after the participant’s death, and if the participant is terminated for any other reason, the participant has 30 days to exercise any unexercised and exercisable options. For a complete description of the terms of the plans, refer to the plan documents filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020.

SUMMARY OF ESTIMATED AMOUNTS PAYABLE UPON A TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made to Mr. Lynch and Mr. Winters under the terms of their employment agreements in the event of a termination of employment without cause or for good reason in connection with a change in control, upon resignation, or death. In accordance with SEC regulations, the following table does not include any amount to be provided to a Named Executive Officer under any arrangement that does not discriminate in scope, terms, or operation in favor of the Named Executive Officer and that are available generally to all salaried employees. Also, the following table does not duplicate information already provided in the outstanding equity awards at fiscal year-end table, except to the extent the amount payable to the Named Executive Officer would be enhanced by the termination event. The amounts in the following table are hypothetical and based on SEC regulations. Actual payments will depend on the circumstances and timing of any termination.
In accordance with SEC regulations, for purposes of the quantitative disclosure in the following table, we have assumed the termination took place on December 31, 2019 under the terms of the current employment agreements, and the price per share of our common stock is the closing price of our Class A common stock as reported on The Nasdaq Global Market on December 31, 2019, or $38.21.

NEO Benefits and Payments upon Termination	Termination by Company Without Cause or by Employee for Good Reason, each in connection with a Change in Control ($)	Voluntary Termination ($)	Death ($)
Mark Lynch
Severance Payment	200,000	—	—
Acceleration of Equity Awards	3,748,417	—	—
Insurance Benefits	9,381	—	—
TOTAL:	3,957,798	—	—
Christopher Winters
Severance Payment	175,000	—	—
Acceleration of Equity Awards	2,452,877	—	—
Insurance Benefits	9,101	—	—
TOTAL:	2,636,978	—	—

DIRECTOR COMPENSATION
Non-Employee Director Compensation Arrangements
Our Board of Directors has adopted a director compensation policy for non-employee directors, which provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director receives an annual board service retainer of $130,000. The chairperson of each of our Audit Committee and our Compensation Committee receives additional annual committee chair service retainers of $20,000 and $10,000, respectively. Members of our Audit Committee and our Compensation Committee receive additional annual cash retainers of $10,000 for each such committee of which they are a member, in addition to any amounts that such members may receive for service as chairperson. The annual retainers set forth above are paid one-half in the form of cash and one-half in the form of fully-vested shares of our Class A common stock to be issued pursuant to our 2017 Plan. The number of shares of Class A common stock is determined by dividing the dollar amount of retainers to be paid in shares by the fair market value per share of our common stock on the date the retainer is payable, rounded down to the nearest whole share. All equity awards under this policy are also subject to the limitations on compensation payable to non-employee directors set forth in our 2017 Plan. The annual retainers are paid or granted, as applicable, in equal quarterly installments in advance on the first day of each fiscal quarter in which the service occurs. Non-employee directors who join our Board of Directors at a time other than the first day of a fiscal quarter are paid and granted a prorated portion of the annual retainer. We also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of our Board of Directors or any committee thereof.
2019 Director Compensation Table
The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company. Matthew Calkins, our Chief Executive Officer, and Robert Kramer, our General Manager, are also members of our Board of Directors, but they do not receive any additional compensation for their service as directors. Mr. Calkins’s and Mr. Kramer’s compensation as Named Executive Officers are set forth above under “2019 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
A.G.W. “Jack” Biddle, III	70,041	69,959	140,000
Prashanth “PV” Boccassam	70,041	69,959	140,000
Michael G. Devine	80,071	79,929	160,000
Barbara “Bobbie” Kilberg	70,041	69,959	140,000
Michael J. Mulligan	80,071	79,929	160,000
(1)The value disclosed is the aggregate grant date fair value of 2,016 shares of Class A common stock granted to each of Messrs. Biddle and Boccassam and Ms. Kilberg and 2,303 shares of Class A common stock granted to each of Messrs. Devine and Mulligan, computed in accordance with FASB ASC Topic 718. The number of shares of Class A common stock granted to each director was set using the closing price of our common stock as of the grant date.

The table below shows the aggregate number of option awards outstanding as of December 31, 2019, for each of our directors who is not a Named Executive Officer:

Name	Option awards(1), (2) (#)
Michael G. Devine	45,000(3)
Barbara "Bobbie" Kilberg	72,000(4)
(1)All of the option awards listed in the table were granted under the 2007 Plan.
(2)The option awards listed in the table were awarded subject to a condition that prohibited exercise until we conducted a registered public offering of our shares. Such condition was satisfied for all of the option awards listed in the table, both vested and unvested, following our initial public offering.
(3)27,000 of the shares of Class B common stock reflected in this column were fully vested as of December 31, 2019. The final 18,000 shares will vest on March 26, 2020, subject to the recipient’s continued service through each vesting date.
(4)One-fourth of the shares of Class B common stock reflected in this column vested on each of January 31, 2019 and January 31, 2020, and one-fourth will vest on each of January 31, 2021 and January 31, 2022, subject to the recipient’s continued service through each vesting date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2019:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,481,446(2)	$7.51	4,668,941
Equity compensation plans not approved by security holders	—	—	—
Total	5,481,446	$7.51	4,668,941
(1)The weighted average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, which have no exercise price.
(2)Of these shares, 4,458,611 were underlying then outstanding stock options and 1,022,835 were underlying then outstanding RSUs.
LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board of Directors. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have also obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration, and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction, and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:
•The risks, costs, and benefits to us;
•The impact on a director’s independence in the event the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;
•The availability of other sources for comparable services or products; and
•The terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
The transactions described below were approved by our Board of Directors considering similar factors to those described above.
Certain Related Person Transactions
We did not have any related person transactions since January 1, 2019 other than (1) the employment agreements we have entered into with certain of our executive officers as described in “Executive and Director Compensation – Executive Compensation – Employment Arrangements” above, (2) the executive officer and director compensation arrangements, including equity awards, discussed in “Executive and Director Compensation” above, and (3) indemnification agreements we have entered into with each of our directors and executive officers as described above under “Executive and Director Compensation – Limitations on Liability and Indemnification Matters.”

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Appian stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Holders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Winters
General Counsel and Secretary
April 28, 2020

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, is available without charge upon written request to: Appian Corporation, 7950 Jones Branch Drive, Tysons, Virginia 22102, Attn: Secretary.

APPENDIX A - NON-GAAP RECONCILIATION
NON-GAAP FINANCIAL MEASURES
In addition to reporting our financial information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, we believe certain non-GAAP measures provide investors with meaningful insights into the Company's ongoing business performance. We believe the presentation of these non-GAAP financial measures helps to identify underlying trends in our business from period to period that could otherwise be distorted by the effect of certain expenses, gains, and other items included in our operating results. Investors should also consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Non-GAAP measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our financial results or financial condition as reported under GAAP.
The following table reconciles GAAP operating loss to non-GAAP operating loss for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
GAAP operating loss	$(50,468)	$(46,719)
Add back:
Stock-based compensation expense	16,443	16,054
Non-GAAP operating loss	$(34,025)	$(30,665)

APPIAN CORPORATION
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2020 Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/APPN2020**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

1a. Matthew Calkins
1b. Robert C. Kramer
1c. A.G.W. Jack Biddle, III
1d. Prashanth PV Boccassam
1e. Michael G. Devine
1f. Barbara Bobbie Kilberg
1g. Michael J. Mulligan

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote in favor of 1 YEAR for Proposal 4.

	1 year	2 years	3 years	Abstain
4. To indicate, on an advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000461233_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com

APPIAN CORPORATION
Annual Meeting of Stockholders
June 9, 2020, 11:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder hereby appoints Christopher Winters and Angela Patterson individually as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Appian Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Time, on June 9, 2020, at www.virtualshareholdermeeting.com/APPN2020, and at any adjournment or postponement thereof. All previous proxies are hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000461233_2 R1.0.1.18